EXHIBIT 3.1

Companies Law, Tashnat- 1999

Articles of Association

T.A.B. Anti-Bacterial Textiles Ltd.

Clause		page
1	Interpretation	2-3
2-3	Goals of the Company	3
4	Public Company	3
5	Responsibility of shareholders	3
6-8	Capital of shares	3-4
9	The Shares	4
10-11	Changing the Regulation and the Capital	4-5
12-15	Share Certificate	5
16-18	Demand for money	5
19-22	Pledge and Lien	6
23	Forfeiture of Stocks	6
24-29	Share Transfer	6-7
30	Securities that Can Be redeemed	8
31-37	General Assemblies	8-9
38-47	Votes of The Members	9-10
48-54	Directors	10-12
55-59	Alternate Directors	12
60	External Directors	12
62-71	Actions of the Directors	12-14
72-79	Inspection Committee	14
80-89	The General manager and Other Managers	14-15
90-91	Position Holders and Employees	15-16
92	Internal Inspector	16
93	Exemption, Indemnification and Insurance	16-18
94	The Procuration	18
95-98	Inspecting Accountant	18-19
99-101	Distribution	19
102	Merger	19
103-107	Notifications	19-20
108-109	Rights in Liquidation	20
110-112	Actions Validity and Approval of transactions	20
113-114	Abiding the Laws	20

Definitions

1.	In these Articles of Association, the following terms will have the meaning brought next to them, unless another meaning is understood from the context of the words or their attachment:

"The Company" -	T.A.B. Anti-Bacterial Textiles Ltd.

Or any other name that shall be its name, in case it changes its name.

"Companies Law"-	Companies Law, Tashnat- 1999 as shall be corrected or changed from time to time.

"The Articles"-	These Articles of Association, as shall be corrected and valid at the time.

"The Office"-	The registered office of the company at the time.

"Person" or "Man"-	Including company or corporation.

"Year" and "Month" -	To the Gregorian calendar.

"In writing" -	In handwriting, print, in typewriting, photocopy, telex, telegram, facsimile, electronic mail or any other format that is legible, or produced in any other visual substitute to writing, including a combination of two or more formats, and "signed" will be understood accordingly and to remove doubt, shall also include electronic signature.

"The Directorate" -	The legally voted directorate, in accordance to the instructions of this regulation document, from time to time.

"Regulations of voting in writing" -	Companies' Regulations (voting in writing and notification of position) Hatashsav- 2005.

"Deferred Stocks" -	As their meaning in regulation 8 as follows.

"Head of Partners" -	As its meaning in regulation 14 as follows.

"Demand for money"-	As its meaning in regulation 16 as follows.

"Ordinary Decision"-	As its meaning in regulation 36 as follows.

"Special Decision"-	As its meaning in regulation 36 as follows.

"The Protected" and "The representative of the Protected"- As their meaning in regulation 43 as follows.

"Obligation to Indemnification"- As its meaning in regulation 94.2.1 as follows.

"Permission for Indemnification" - As its meaning in regulation 94.2.2 as follows.

"Listed Shareholder"- The Shareholder listed as a shareholder in the shareholders register in the company.

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"An Unlisted Shareholder" – A shareholder that has a share to his name with a stock market member or another authorized body that was hired by the company to conduct registers, and that share is listed in the company's shareholders register to the name of that body.

All that is said in this regulations document in singular form, means also plural and vice versa, and all that is said in male form means also female, and words that mean people will include corporations; That is when there is no other explicit instruction in this regulations document, and when there is nothing in the matter of the issue, or the context, that does not fit this meaning.

In the references in this regulations document to the Company Law, also references to regulations that were regulated according to it or by its authority by meaning.

Subject to the above, any word, term or expression, that is defined in the Company Law, shall have the same meaning in this regulations document that they have in the Company Law and that is when there is nothing in the matter of the issue, or the context, that does not fit this meaning.

Goals of the Company

2.	The goals of the company are to occupy any legal occupation.

3.	The company will be entitled to donate a reasonable amount for a worthy cause, even if the donation is not from business considerations.

Public Company

4.	Subject to instructions of company law, and as long as the company's securities /exchange are listed to be traded in the stock exchange market in Tel Aviv, or in another trade list in Israel or abroad, or as long as the company's securities are held by the public, the company shall be a public company.

The Shareholders' Responsibility

5.	The Shareholders' responsibility to the company's debts is limited to the par value, as long as there is one, of the company shares listed to the name of and /or owned by and /or entitled to them, that is yet to be redeemed, or, in case the shares have no par value, an agreed upon premium due to the distribution of the shares, unless clause 304 in company law applies.

Shares Capital

6.	The listed Shares capital of the company is the sum of 300,000,000 ordinary shares without par value.

7.	To every one of the regular shares, all the rights that usually are attached to company shares, are attached, including the right to receive invitations to the company's general assemblies, to participate and vote in them, and the right to receive dividends, bonus shares, capital share refund, and surplus of the company's property at the time of its liquidation, and they will have equal rights between them, relatively to their par value, to every matter.

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8.	According to a special decision of the company's shareholders' general assembly, the company is entitled to change rights attached to shares existing in its distributed capital. Had the company shares been divided into classes, the company shall not be entitled to make changes in this regulations document if it effects the rights of a class of shares, all or some, or change the rights attached to a class of shares in a way that effects them, unless with the approval of that class' assembly, except if that class of shares have no rights attached in the company, except the right to receive the par value of the shares at the time of liquidation the company (hereinafter: "deferred stocks") and /or except if the conditions of allocating of those shares state otherwise. Creating and /or allocating additional share, either of the same class or another class, including shares with extra rights, will not be considered as effecting the rights of a class of shares.

The Shares

9.	Subject to and law instructions, this regulations document or the company's unionization memorandum, and without effecting the special rights previously given to existing shareholders of the company, the company is entitled to allot shares in preferable or inferior or limited rights or in redemption rights or other special rights or with preference or limitation of connection with dividends distribution, voting right or with other matters as the company will determine from time to time.

Changing the Regulation and the Capital

10.	Subject to the instruction of company law, and where otherwise explicitly stated in this regulations document, the company is entitled to correct and /or alter and /or change and /or add to this regulation document in a regular decision, including:

10.1 To unite and redistribute its share capital to shares with a higher par value than the par value of the existing shares, previous to the decision.

10.2 To divide by subdividing its existing shares, all or some, its share capital, all or some, to shares with lower par value than their par value previous to the decision.

10.3 To cancel a listed share capital that has yet to be allocated, as long as there is no obligation by the company, including conditional obligation, to allocate the shares.

10.4 To increase the share capital listed in share classes, as it will determine.

11.	Had the company reached a decision as stated in regulation 10 above, the directorate shall have the authority to decide about fractional shares, where they occur or exist, and about any other question that may arise by the change in the capital according to regulation 10, as seen fit, including among others by the use of one or more of the following ways:

11.1 To determine which if the shares that were allocated will be united to a stock of greater par value.

11.2 To allocate, in relation to such union or any other action, such shares or fractional shares that would be sufficient to complete or prevent holding of fractional shares.

11.3 To redeem, in case of redeemable shares, and according to the instructions of company law and this regulations document, shares or fractional shares in a sufficient manner to complete or prevent holding of fractional shares.

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11.4 To cause the transfer of fractional shares, by certain shareholders to other shareholders in the best way to complete or prevent holding of fractional shares, and to make the transferee pay the transferors a fair price for the transferred fractional shares, and the directorate is hereby authorized to act as an agent for the transferors and the transferees (with authority to appoint others in his place) in order to perform any instruction required for performing of this sub-regulation's instructions.

Share Certificates

12.	Any shareholder is entitled to receive, within two months from the day of allocation, or from the day when the stock transfer deed was submitted to the company for listing, one share certificate for all of the shares of the same class that were allocated or transferred to his name, however, the directorate may agree to issue several share certificates (after the shareholder will pay the sum that the directorate shall set from time to time), each one for a share or a number of shares of the same class.

13.	The share certificate will state the total number of shares about which they were issued and other details required by company law, if any, and will carry at least on director's signature.

14.	A share certificate listed in the name of two or more people, shall be given to the person whose name appears first in the register in relation to the joint ownership (hereinafter: "head of partners").

15.	If the share certificate gets lost, destroyed or damaged, and this shall be proven to the satisfaction of the directorate, the company shall issue, for a payment that shall be set by the directorate, and by its judgment, if it shall be set and after an obligation for indemnification of damages will be given and will satisfy the directorate, a new certificate in lieu of that certificate and it shall be given to the person entitled to it.

Demands for money

16.	The shareholders will pay the company payments for the sums of money that have yet to be cleared for their shares, in dates that are set in the conditions of share allocations and /or any other document or, if no dates have been set for payment as stated, than in dates that would be set by the company's directorate's decision (hereinafter: "demand for money").

For every demand for money there shall be a written notice at least 14 days in advance, in which it shall be stated to whom the sum needs to be paid, the date of payment and its place. As long as the payment has not been cleared, the directorate could, by written notice, cancel the demand or delay the date of its clearance.

17.	Joint owners of a share shall be responsible everyone together and each separately to pay all the sums that have yet to be paid for the share.

18.	If the sum required for a share was not paid at the date that was set or previously, the shareholder shall pay interest on the sum to be paid, at a rate that shall be set by the directorate from time to time, starting the day set for payment and ending at the day of the payment. The directorate shall be entitled to let go of the interest payment, all or some of it.

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Pledge and Lien

19.	The company shall have the right to first pledge and first lien for each share that has yet to be fully paid for, and also for the income from selling it and dividends that would be declared for it, to the assurance of moneys owing to it from the shareholder for the shares, whether the time of payment has arrived or not, whether their demand for money has been made or the money is about to be paid within a set time, however, the directorate can declare at any time that a certain share is exempt all or partially from the instructions of this regulation.

20.	The company may sell shares that the company has a right for pledge and/or right of lien for them, if all the following conditions have been met: (1) The time of payment has come for a sum for which there is the right for pledge and /or lien (2) 14 days have passed since a written demand was delivered to the shareholder or its entitled to pay the above sum, that state that in case of non-payment the shares are expected to be forfeited or sold by the company, and-(3) the stated payment has not been paid to the company during the mentioned time and until the sale of the shares.

21.	Income from sale, after deduction of sale expenses and any tax, toll or surcharge, shall be used to pay the part of the sum that its assurance has the right of pledge and/or right of lien that the time for its payment has elapsed and any remaining balance, if at all, shall be paid to the shareholder or the entitled to it, in condition that if the full price of the shares has yet to be paid and also if there are remaining sums for payment from the shareholder to the company, for the shares, that the time for their payment has not yet come, the company shall have the right of first pledge the first lien on the mentioned balance, up to the required sum. The buyer shall be registered as the shareholder, and it is not his duty to supervise the usage of the income from the purchase or the way he is registered in the shareholders register and also his right for the share shall not be deducted or harmed due to wrongdoing or flaw in the sale, and the remedy of any man that was harmed by the sale shall be by claiming damages from the company, and the company only.

22.	In case of sale or transfer for and execution of the right of pledge and/or lien according to this chapter, the directorate may appoint a person to sign the share transfer deed for the sold share and make sure the buyer is registered in the shareholders register as the holder of the share that was sold or transferred, accordingly.

For as long as the share has not been sold or transferred, the directorate may cancel the execution of its right under the conditions it sees fit.

Shares forfeiting

23.	The company's directorate may forfeit a share that the company allocated and sell it, if the proceeds that the shareholder has committed to, all or part, was not paid on the date and conditions that were set in the conditions of shares allocation and/or the regulation and instructions clause 181 to the company law and the obliged changed, also the instructions of the pledge and lien chapter as above shall apply on shares forfeiting.

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Shares Transfer

24.	Any shareholder may transfer his shares in the company, all or some, subject to any law.

25.	Transferring shares between the shareholders listed in the shareholders register must be done according to a share transfer deed, signed by the transferor and the transferee, that will be delivered to the company at the office, alongside with the shares certificate or the share allocation letter for the shares of the transfer, and also all other evidences required by the directorate for proof of ownership of the transferor on the transferred shares, or his right to transfer the shares.

The wording of the share transfer deed shall be as follows or any other similar form:

"I ________ (hereinafter: "the transferor" hereby transfer to ___________ (hereinafter: "the transferee") _________ share/shares of 1. NIS par value each of A.B.T. Anti-Bacterial Textiles Ltd., P.C. ____________, for the proceeds of a total of __________ NIS, to be with the transferee, his attorney and his transferee, under the same conditions that I have been holding the share/shares.

And I the transferee hereby agree to accept the above share/shares under these conditions.

And as proof we signed:

The transferor	The transferee

Witness to the signature	Witness to the signature

The day _____ of month_____________ year"

The transferor shall be considered the shareholder until the transferee's name is listed in the shareholders register for the transferred share.

26.	Where two or more people are registered as joint shareholders, share transfer will not be valid without the agreement of all the partners who are listed as shareholders. Notwithstanding, any partner may transfer his right to the share to another.

27.	In addition to share transfer as stated in regulation 25 above, the company shall change to holding listing in the shareholders register in each of the additional cases mentioned in clause 299 to company law. Without taking from the above rule, the company's directorate (or someone authorized by it) shall be given exclusive judgment to determine whether fit and sufficient proof was brought in order to change the register according to clause 299 to company law.

28.	Subject to any law, the directorate may stop the listing in the register of share transfers for a stated period of time, not over 30 days per year, and as long as it is not during the 14 days prior to the date that determines voting rights in the general meeting or the right to receive dividends from the company.

29.	In case of joint holding, the shareholding shall be listed according to the order of partners as they inform by writing to the company and without such information, according to the order of their appearance in the share transfer deed, in a way that the partner listed first shall be considered the head of partners.

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Redeemable Securities

30.	The company may, under the company's directorate's decision, issue redeemable securities and the instructions of clause 312 to company law shall apply on the securities issuing as mentioned.

The directorate will determine which of the securities out of the redeemable securities shall be redeemed, from time to time, and it will give written notice about it at least 14 days in advance to the holders of the securities about the location, time and conditions of the redemption.

General Meetings

31.	The company's directorate will gather annually, no later than 15 months after the previous meeting.

32.	The directorate may, whenever it sees fit, to gather an extraordinary meeting, and it shall be obliged to do so according to demand under clause 63 to company law. Also, extraordinary meetings shall be gathered according to the demand of any one of the following: two directors, a quarter of the directorate's members serving at the time of the demand, one or more shareholders who hold 5% of the voting rights in the company. Had the directorate not give notice about gathering an extraordinary meeting as mentioned, and that is within 30 days post receiving the demand as mentioned, the demander may call a meeting as mentioned by himself, and it shall be gathered in the same way in which meetings called by the directorate are gathered.

33.	At least 14 days in advance notice or longer, where required by law, but no longer than 35 days under any circumstance, about gathering a general meeting, shall be given in the stated manner in clause 69 to company law and it shall include details as mentioned in the instructions of the above clause or the instructions of any other relevant law.

Subject to instruction of law, the company shall not give a separate notice about general meetings to shareholders listed in the shareholders register.

34.	One shall not open any discussion in the general meeting, original or adjourned, unless there is quorum as stated in clause 78 to company law. In case there is no quorum in an original general meeting as mentioned, it shall be adjourned in accordance to the instructions of clause 78 to company law and the instructions of clause 79 to company law will apply. Notwithstanding the stated in clause 78 to company law, the company may call the adjourned meeting to a date that is less than 7 days past the original meeting. In an adjourned meeting only topics that were on the original meeting's agenda shall be discussed.

35.	The chairperson of the directorate shall serve as the chairperson at the meeting, and in his absence (or if he does not wish to serve as a chairperson at the meeting), the secretary of the company shall serve as the chairperson at the meeting, and in his absence (or if he does not wish to serve as a chairperson at the meeting), a chairperson shall be voted upon by the gathered at the meeting, at the beginning of the agenda of the meeting.

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36.	A motion that was voted on in the general meeting shall be accepted in a vote count. "An ordinary resolution" of the company in a general meeting will be considered as if it received the at least ordinary majority of votes of the shareholders present at the meeting and the voters of the motion. "A special resolution" of the company will be accepted in a general meeting in accordance to the stated in company law. The votes of the abstainers will not be considered at the vote count under any circumstances.

37.	The chairperson of a general meeting could with the agreement of the meeting with quorum, decide on adjourning the meeting, the discussion or the decision about one of the topics In the agenda, from time to time and place to place, and it is his duty to do so if the meeting demands it, however, in an adjourned meeting only the topics that were in the agenda of the original meeting that was adjourned shall be discussed. Noticed and invitations with the new time of the general meeting will be given in accordance to any instructions of law.

Votes of Members

38.	A shareholder interested in voting in the general meeting, shall prove to the company his hold of the share in a way determined by company law.

39.	Without taking away from the above, the directorate may determine instructions and regulations for the matter of proving holding of the company shares.

40.	In the vote at eh general meeting, each present shareholder or his attorney or representative or his attorneys' representative, shall have one vote for each of the shares he holds, subject to these regulations' instructions about setting different voting rights for different classes of share.

41.	The chairperson of the meeting shall not have an extra vote or a casting vote beyond the votes he is entitled to by the power of the company shares he holds, if any.

42.	In case of joint ownership of a share, only the opinion of the head of partners given personally or by attorney shall be considered and the other partners' opinion shall not be considered. The head of partners in a case of joint shareholding will be declared as mentioned in clause 14 above, and in case of a share listed to the name of its holder with a stock market member- than according to the order of appearance of the partners on the holding certificate, or as they will notify in writing to the chairperson of the meeting, or in another way that will be proven to the satisfaction of the chairperson of the meeting.

43.	A shareholder who is mentally ill or that is declared incompetent for any reason or that is a minor (hereinafter: "the protected") may vote by his guardian or another person filling a legal position that allows him control over the possessions of the protected (hereinafter: "the protected's representative").

44.	A shareholder can vote either personally or by an attorney, or if the shareholder is a corporation, or a protected- by a representative. A corporation's representative or a protected's representative may vote personally or by their attorney.

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45.	An appointment deed of an attorney shall be in writing, signed by the appointer or his attorney or someone who has the written authority to do so, and shal be written in the sollowing manner or any other similar manner:

"I _______ from ________ as a shareholder of A.B.T. Anti-Bacterial Textiles Ltd. ("The Company") hereby appoints ___________ from _____________ and in his absence ________________ from ____________ as my attorney to vote in my place, for me and in my name at the general meeting (ordinary or extraordinary) of the company (as the matter requires) that will be held on the day ___________ to the month of ________ and any adjourned meeting of this meeting.

Signed ___________ day ____month _________ year __________"

46.	The appointing of attorney deed and the power of attorney or another certificate that the appointment deed or a copy of the power of attorney or such certificate was signed from their power, and also (subject to written vote) certificate of shareholding as mentioned in clause 71 to the company law, will be deposited in the office no less than forty eight (48) hours before the set time for a meeting or adjourned meeting for which the appointment deed was written, and if it has not been done the appointment deed shall not be legally valid. Subject to the following, no changes can be made to the appointment deed during the 48 hours prior to the meeting for which that deed was deposited. Notwithstanding the above, had a document such as mentioned been submitted after the above time, the directorate, or the chairperson of the meeting, or the company's secretary, may wave the early deposit of the document, and accept it before the meeting opens.

Voting according to the instructions of an appointment of attorney deed shall be valid despite the death of the appointer or cancellation of the appointment deed, unless a written notice about the death or the cancellation, whatever it may be, was received in the office or by the chairperson of the meeting before the vote in the general meeting.

47.	In addition to the ways mentioned above, subject to the instructions of company law, the shareholders may (including their representatives, if the shareholder is a corporation or protected) vote in general meetings by a voting deed, on decisions about matters listed in company law and other matters determined by the company's directorate, either a certain matter, a certain period, or generally. A vote by a voting deed may be done in writing, or, according to the decision of the company's directorate, through the internet either a certain matter, a certain period, or generally.

The secretary of the company will be in charge of counting the votes of the shareholders who voted by voting deeds and through the internet, and he shall have all other authorities stated in regulation 11 to written votes regulations. In the lack of company secretary, or if the secretary does not wish it, or according to the decision of the directorate, the directorate shall appoint another person to be in charge of performing the above authorities.

48.	The number of directorates in the company will be no less than two and no more than eleven directors.

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49.	Subject to the stated in company law and regulation 48 above and without taking from the instructions of company law, the directors will be appointed and alternated as follows. The instructions of this clause will be correctable, changeable or alterable only with a special resolution:

49.1	The members of the directorate, except external directors, will be voted on in an ordinary general meeting of the company in an ordinary resolution, and they will serve as long as their position has not been vacated in accordance to this regulations document. A member of the directorate, whose serving period has ended, may be re-voted.

The ordinary general meeting of the company may, in an ordinary resolution, fire a member of the directorate (except an external director) and the remainder of the directorate's members shall continue to serve until their position is vacated with accordance to the instructions of this regulations document. Upon serving in a vacated director's position as above the instructions of sub clause 49.4 as follows shall apply.

49.2	Every extraordinary general meeting, may, in a special resolution, fire a member of the directorate and the remainder of the directorate's members shall continue to serve until their position is vacated with accordance to the instructions of this regulations document. The general meeting may use its power under this sub regulation and cease the service of a director. Upon serving in a vacated director's position as above the instructions of sub clause 49.4 as follows shall apply.

49.3	The members of the directorate are authorized to appoint any person or people as director/s for filling a vacated director's position, or as additional director/s. A director who has been appointed in this way shall serve until the end of the next annual general meeting, but will be eligible for being re-voted. The ordinary general meeting is authorized to appoint any person or people as director/s for filling a vacated director's position, or if they served as director/s until the time of the mentioned general meeting, and also it may appoint directors in accordance to the recommendation of the directorate as mentioned in regulation 49.6 as follows, and/or an additional director (or, if the number of directors has decreased to below the minimal number stated in the regulations – additional directors in the number required to complete quorum to that number).

49.4	A director's position will be automatically vacated at the end of his service period, as was set in the decision about his appointment, if it was set. Had the end of the period on been set as mentioned, the period of service shall be considered as unlimited in time.

49.5	In addition to the stated in this regulation above, A director's position will be automatically vacated before the end of his service period in case of one or more of the circumstances stated in clause 228 to company law (except when clause 230 to company law apply) and also in cases when the director has passed away, became mentally ill or legally incompetent. Also, in case where the general meeting has appointed a director to the company, in accordance to the recommendation of the directorate who called the meeting, this shall be considered as the end of service period for the directors who were not included in the recommendation of the directorate and that were not appointed by the general meeting.

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50.	Deleted.

51.	If the number of directors has decreased to below the minimal number stated in these regulations, the directors may not act to fill the vacated director's position, and they cannot act unless to gather a general meeting for appointing directors, with no other goals.

52.	A director's service shall begin at the time of his appointment or a later time that will be set at the decision about his appointment.

53.	All attachment between the company and its director will be done subjected to the instructions of part six chapter five to company law. Without taking from the generality of the stated, the directors may receive wages and expenses for fulfilling their duty as members of the directorate, as will be set from time to time be the general meeting, if it will be set so, and subject to the instruction of company law.

54.	The directorate will make the protocols written and kept about (1) The names of the directors present at the directors' meetings and directors' committees, and the names of the shareholders present at meetings and about (2) the procedures and resolutions received at the directorate's meetings, directorate's committees' meetings and general meetings.

Alternate Directors

55.	A director may participate in directorate meetings and vote in them personally, or through an alternate director who will take his place. An alternate director will be appointed by a written notice, signed by the appointer, either for a specific mentioned meeting or otherwise, its copy will be given to the company at the office prior to the time of the meeting, or the first meeting, as the matter may be, where the alternate director is supposed to fill in for the director.

56.	An appointment of an alternate director must be approved by the company's directorate that may approve it with setting limiting conditions to the appointment.

57.	An alternate director may not vote for his appointer at a meeting where the appointer is present.

58.	An alternate director shall have all the rights and authorities that his appointer has.

59.	A position of an alternate director will be automatically vacated if the position of the director for whom he serves as alternate will vacate for any reason, or if the appointer cancelled his appointment and has given written notice about it to the company or if one of the conditions for the termination or a director's service (or alternate director) apply as mentioned in these regulations and/or in company law.

External Directors

60.	The choice of external directors to the company, their number, conditions of eligibility, period of service and its end and their wages, will be in accordance to the instructions of company law.

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The Authorities of the Directorate

61.	Without taking from the authorities of the directorate that were given to it by these regulations, the directorate will outline the policy of the company and will supervise the performance of the duties of the general manager and his actions and it will have all the authorities given to it by the company law.

The actions of the Directors

62.	The directorate will gather for meetings according to the needs of the company and subject to the instructions of company law.

63.	The chairperson of the directorate may, and in cases set by law must, gather a directorate meeting.

64.	Any notice about a directorate meeting may be orally, through a phone conversation or in writing, as long as it will be given at least twenty-four (24) hours prior to the scheduled time for the meeting, or in shorter notice in case that it is the chairperson of the directorate's opinion that an urgent decision about a certain matter needs to be made. Most of the directors may agree on a shorter notice or in urgent matters wave a notice about a meeting altogether.

65.	Subject to any law, two directors among whom at least the chairperson of the company's directorate or the CEO of the company (if he serves as director) shall be quorum at the directorate's meetings. If the chairperson of the company and the CEO of the company (if he serves as director) are not eligible to participate in the meeting for their personal matter in the agenda, a quorum shall be when two members of the directorate who are eligible to participate in the meeting and vote on the matter in the agenda are present. Had there not been quorum at the time scheduled for the directorate meeting, the meeting will adjourn for a week, at the same time and place, or other time and/or place, as will be set in a notice about calling the meeting, and in the adjourned meeting two directors shall be quorum among whom at least the chairperson of the company's directorate or the CEO of the company (if he serves as director). If the chairperson of the company and the CEO of the company (if he serves as director) are not eligible to participate in the meeting for their personal matter in the agenda, or if the company does not have a directorate's chairperson and CEO, any two directors shall be quorum.

66.	The directors will chose a directorate's chairperson from the members of the directorate, and they may limit the time of his service, fire him (even before the end of the service period ended, if it was limited) and appoint someone else under him. When the period of service of the chairperson of the directorate has ended, and he was reappointed as a director in the company, there will be no need for reappointing him as chairperson of the directorate of the company, and he will continue this position consecutively.

67.	Questions brought for vote at the directorate meeting will be resolved with the majority of the voices of the present participating in the vote, when each director in the company has one vote. If there is a tie, the chairperson of the directorate will have an extra vote.

68.	Subject to the instructions of company law the directorate may form committees as seen fit, give them of its authorities, narrow their authorities and cancel them altogether. Without taking from the above, the directorate may form committees whose task is to advise the directorate or recommend to it only. Upon the work of the committees, subjected to the instructions of company law and required alterations, the instructions of these regulations and the instructions of the company's directorate will apply.

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69.	A directorate meeting may be held by phone or any other communication device subject to clause 101 to company law.

70.	The directorate may make decisions without actually meet, as long as al the directors entitled to participate in the discussion and vote on the matter has agreed not to meet for discussion on that matter. In such case there a decision protocol shall be written, including the decision not to meet, and signed by the chairperson of the directorate.

71.	All actions that were done by or according to the decision of the directorate, or by a decision of a directorate's committee, or by a director, will also be valid if some flaw would later be found in the choice of those directors or that all or some of them were incompetent, as if each of them were chosen legitimately and as if he were competent to be a member of the directorate or the said committee.

Inspection Committee

72.	The instructions of this chapter shall apply as long as the company is a public company.

73.	The company's directorate will appoint an inspection committee from within its members. When a committee member's service period as a director in the company ended, and he was reappointed as a director in the company simultaneously, there will be no need for reappointing him as a committee member, and he would carry on in his position continuously.

74.	The number of the members of the inspection committee will not be under the number set by company law and its combination will be as said in clause 115 to company law.

75.	The inspection committee will notify the internal inspector of the company about meetings held and allow him to participate in them.

76.	IF the internal inspector requested from the chairperson of the inspection committee to gather the committee, the chairperson of the inspection committee may, if he saw a need, gather the committee to discuss the matter stated in the internal inspector's request.

77.	A notice about holding an inspection committee meeting in which a matter rises about financial reports inspection will be given to the inspecting accountant who may participate in it.

78.	The duties of the inspection committee will be as written in detail in clause 117 to company law.

79.	Upon the work of the inspection committee, subject to the instruction of company law and obliging alterations, the instructions of these regulations and the instructions of the company's directorate apply.

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The General manager and Other Managers

80.	The directorate may, and as long as the company is a public company- must, to appoint from time to time a general manager or general managers to the company, whether from a set time or unlimited time, and it can release them from their position and appoint another or others in their place.

81.	Without taking from the generality of the above, the directorate may appoint and authorize a corporation that will deal with the general management of company matters and all the authorities and duties that are given to a general manager shall be given to it.

82.	The general manager is responsible to the ongoing management of company matters within the policy that the directorate determined and subject to its instructions, and he will be under the supervision of the directorate.

83.	The general manager shall have all the management and execution authorities that were given to him by law or by this regulation document, all the authorities of management and execution that were not given by law or by this regulation document to another organization of the company and all authority that was given to him by the directorate.

84.	Subject to the instruction of company law and the instruction of this regulation document, the directorate may, from time to time, give and deliver the general manager authorities that the directorate has by law or by this regulations document, as see fit, and it may give some of those authorities for that time, those goals or matters, under the same conditions and the same limitations as the directorate sees fit, and the directorate may give these authorities with without waving its authorities on the matter, all or some, and it may from time to time cancel, rule out and alter these authorities, all or some.

Without taking from the above generality, the directorate may authorize the general manager, permanently or for one time only, to appoint position holders and other employees, to specify their authorities and duties and set their salary and job conditions.

85.	Without taking from the above, the directorate may instruct the general manager how to act on a certain matter. If the general manager has not followed the instruction, the directorate may perform upon the instruction in his place.

86.	If the general manager cannot operate on his authorities, the directorate may act on them in his place.

87.	The general manager nay, with the directorate's approval, delegate his authorities to another or others subjected to him. Such approval can be given as a general approval or for a certain matter, either a certain decision or within the directorates procedures.

88.	Without taking from the instructions of company law and any law, the general manager will submit to the directorate reports on matters, times and length as the directorate sets, either for a certain decision or within the directorate's procedures.

89.	The service conditions of a general manager will be determined by the directorate, subject to company law. The fee of the general manager can be wages and /or commission fee and/or share of profit and /or securities and /or the right to purchase them, and/or any other way.

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Position Holders and Employees

90.	Subject to the approval of the directorate or the inspection committee, as stated in clause 270(2) 272(c) and 272 (d) to company law, the general manager will appoint the position holders in the company, shall set the time and condition of their service and their authorities and duties, and he may fire a position holder and appoint another in his place. To remove doubt, if the directorate authorizes a corporate to fill the duties of the general manager, that corporation shall also have the authority to fill by his employees and/or on his behalf the duties given to the position holders in the company. Also, the directorate will be authorized to appoint and, according to judgment, remove or suspend any other employee or authorized, whether they are permanently employed or temporary or for special services, as the directorate will see fit from time to time, and define their authorities and duties and set their wages.

91.	Subject to the instruction of company law and this regulations document, the directorate may delegate its authorities, all or some, to another position holder in the company or another person. The delegation of the directorate's authorities may be for a certain matter or a certain period of time.

Internal Inspector

92.	As long as the company is a public company, it shall appoint an internal inspector, in accordance to the instructions of company law.

92.1	The organizational supervisor of the internal inspector shall be the chairperson of the company's directorate.

92.2	The work plan of the internal inspector, yearly or periodically, will be brought for discussion and approval of the inspection committee.

Exemption, Indemnification and Insurance

93.	Subject to the instruction of company law:

93.1	Exemption

The company may exempt a position holder in it from his liability, all or some, for damages due to not being careful toward it and also for any event, cause, liability, expense or other damages that an exemption for them will be possible by the instruction of company law, at the time relevant to the exemption approval.

93.2	Indemnification

93.2.1   Subject to the stated in clause 94.2.3 as follows, the company may commit in advance to indemnification to a position holder in it (hereinafter: "commitment for indemnification"), including following an action he took due to his position in it and/or on its behalf in another corporation, and as long as the total sum of indemnification that the company will pay all up for the case according to all of the indemnification deeds that will be issued by it for the benefit of position holders in the company, deducting payment of insurance benefits, the sum shall not rise above 25% of the company's self-capital, according to its last united inspected financial reports, that were published near, before the time of payment of the indemnification actually or 2 million dollars, the lower of the two.

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93.3.2   The company may give indemnification to a position holder in retrospect (hereinafter: "approval for indemnification") including following an action he took due to his position in it and/or on its behalf in another corporation, subject to clause 94.2.3.

93.2.3   In any case, and subject to the instructions of any law, the company may give indemnification to position holders in it, from the power of the commitment for indemnification or the power of approval for indemnification, for any event, cause, liability, expense or other damage that can have indemnification according to the company law at the time relevant for the indemnification, or the time relevant to the issuing of the indemnification deed, according to the wider indemnification, including any of the following:

93.2.3.1      Financial obligation that was set upon him for another person, by court ruling, including a ruling given in compromise or an arbitrator ruling that was approved by a court.

93.2.3.2      Reasonable discussion expenses, including lawyer fee, that a position holder spent due to an investigation or procedure against him by a body authorized to conduct an investigation or procedure, and that ended without an indictment submitted against him and without a financial liability being charged as an alternative to criminal procedure, or that was ended without indictment submitted against him but with charging him with financial liability as an alternative to criminal procedure an a felony that does not require proof of criminal thought.

An end of a procedure without submitting an indictment in a matter that a criminal investigation opened about – means closing the case according to clause 62 to criminal law, or delaying procedures by the government legal advisor according to clause 231 to the above law. "Financial liability as alternative to criminal procedure" – means a financial liability and was charged by law as an alternative to a criminal procedure, including an administrative fine according to administrative felony law, a fine for a felony that was defined as a fine felony by the instructions of criminal law, financial sanction or ransom.

93.2.3.3      Reasonable discussion expenses, including lawyer fee, that a position holder spent or that he was liable to them by a court, in a procedure that was submitted against him by the company or its name or by another person, or in a criminal indictment that he was found not guilty of, or a criminal indictment in which he was convicted in a felony that does not require proof of criminal thought.

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93.2.3.4      Other expenses that a position holder spent involving an administrative procedure that was taken place in his matter, including Reasonable discussion expenses, including lawyer fee.

"Administrative procedure" – a procedure according to chapters 8/3 (Financial sanctioning by the securities authority), 8/4 (Casting administrative enforcement means by the administrative enforcement committee) or 9/1 (An arrangement to avoid taking procedures or ceasing procedures, under conditions) to the securities law, as it shall be corrected from time to time.

93.2.3.5      Payment to a person harmed by the violation as stated in clause 52/14/4/1/1/1 of the securities law, Hatashkah-1968

93.3	Insurance

The company may attach by contract to insure the liability if a position holder in it, all or some, due to a liability cast upon him, including following an action he took due to his position in it and/or on its behalf in another corporation, for any event, cause, liability, expense or other damage that are insurable according to company law, including each of the following:

94.3.1    Violation of obligation for caution toward the company or another person;

94.3.2    Violation of obligation for loyalty toward it and as long as the position holder acted in good faith, and had good reason to assume that the action would not harm the good of the company;

94.3.3    Financial liability cast upon him for the benefit of another person.

94.3.4     Other expenses spent by the position holder involving an administrative procedure held in his matter, including reasonable discussion expenses, including lawyer fee.

94.3.5    Payment to a person harmed by the violation as stated in clause 52/14/4/1/1/1 of the securities law, Hatashkah-1968.

The Procuration

94.	The procuration obliging the company shall be determined at a directorate's decision. If the directorate has not determined procuration, either for a certain matter or at all, the company will be obliged by the signatures of two directors, at least one of whom is the chairperson of the company's directorate or the general manager of the company, with the seal of the company or upon its printed name.

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The directorate may give power of attorney to any person or people (even if they era not members of the directorate) to act and sign on behalf of the company, and their actions and signatures of such person or people will oblige the company, if and when such person or people have acted and signed within their stated authorities.

Inspecting Accountant

95.	The general meeting will appoint an inspecting accountant and his duties, authorities and wages will be determined by the stated in this regulation document and subject to the instructions of company law and with no other explicit instruction- as the directorate determines.

96.	The accountant will be appointed by the annual meeting and will serve in his position until the end of the following annual meeting. However, subject to the instructions of company law and regelation 98 as follows, the annual meeting may appoint an inspecting accountant that will serve in his position for a longer period.

97.	The general meeting may end the service of an inspecting accountant before the end of the period for which he was appointed in accordance to the instructions of company law.

98.	The directorate will be authorized to determine the wages of the inspecting accountant.

Distribution

99.	Subject to the instructions of company law, the company's directorate may decide on distribution, including dividend distribution either by eye or by cash, and all matters involved, including its rate, time set for entitlement to the dividend, tome of payment etc. and also managing any difficulty that may rise about the above distribution.

100.	Subject to any law or the regulations of the company, the company may allocate shares with rights, preferred or inferior, or limited, or redemption or other special rights or with preference or limitation about dividend distribution, voting right or with other matters as the company shall determine from time to time.

101.	Dividend and bonus shares will be distributed to the shareholders relatively to the par value of their shares out of the total par value of the issued and paid capital, in case there is no par value to the shares, each share will be distributed equally.

Merger

102.	Subject to the instructions of company law, a decision on a merger will be received as an ordinary resolution at the general meeting.

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Notifications

103.	The company may deliver a notice to a shareholder either by personal delivery or by registered post to his address listed in the register, or any other way allowed or requested by law.

If the notice was posted, the notice shall be regarded as delivered if the address on the letter was correct, stamped correctly and posted by registered post, and if the opposite was not proven, the delivery will be considered as done within 48 hours from the time it was posted. To remove doubt, a posted item posted as above will be considered as delivered even if it was returned to the company's offices due to not locating the receiver (in the address which he gave) by the postal services.

104.	If a shareholder has no listed address in Israel and he has not given the company an address in Israel for delivering notices to him, he will not be entitled to receive notices.

105.	In case of joint shareholding, a notice to the head of partners will be sufficient.

106.	The company will deliver a notice to persons entitled to a share due to death or bankruptcy or liquidation of a shareholder, by post, in a stamped letter for their name or the attorney of the shareholder or guardian of a bankrupted or a similar title, according to the address in Israel, when there is one, that was given by claimers to the right, and if they have not supplied an address – in a way that would have been possible to deliver the notice had he not passed or went bankrupt or through liquidation.

107.	In addition to or instead of the above ways, the company may give notices to shareholders of any class, by publishing an ad in two daily newspapers in Hebrew distributed in Israel. The date of the ad in the newspaper will be considered as the date when the notice was received by the shareholder. An ad in the newspaper as above will be regarded in any case as sufficient also for the shareholders outside of Israel.

Rights in Liquidation

108.	When the company goes through liquidation its surplus properties will be distributed between the shareholders relatively to their holdings, when each share has an equal right to participate in the distribution, with consideration to the rights attached to every share.

109.	In liquidation of the company the liquidator may, upon judgment and subject to law, distribute the properties of the company, all or some, relatively between the shareholders and he may instruct upon transferring any property of the company to the trustees, for holding it in a trust for the members.

Actions validity and approval of transactions

110.	A position holder who has a personal interest in an action or decision on the agenda will reveal to the directorate a reasonable time prior to the time of discussion or the resolution about the personal interest, and give details about its essence and general background to the personal interest.

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111.	An ordinary transaction of the company with a position holder or control holder, or an ordinary transaction with another person that the position holder or the control holder has a personal interest in, except a transaction about the conditions of service and wages of the position holders in the company and their relatives or the relatives of the control holders in the company, shall be approved by the inspecting committee. The approval of the inspecting committee as above, may be done by approving a certain transaction or a certain type of transactions.

112.	An unusual transaction with a position holder of control holder in the company or another person that the position holder or control holder have a personal interest in their approval and also transactions about the conditions of service of the position holders and the conditions of service of control holders and their relatives, will be approved by a lawful way.

Abiding the Laws

113.	The instructions of this regulations document will be valid as long as they have not been altered in an ordinary resolution of the general meeting.

114.	If there is a contradiction between the stated in this regulation document and any relevant law that applies on the company, and it is impossible to give conditions to the law, than the instructions of that law shall be abided by. If it is possible to give conditions to that law, than the instructions of the regulation document will be abided by.

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